Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS SECOND QUARTER 2024 RESULTS

Positive Performance Driven by Work Truck Solutions Growth

and Success of 2024 Cost Savings Program

Second Quarter 2024 Highlights*:

●	Solutions segment delivered record second quarter results with 24% Net Sales growth, and a significant increase in profitability
●	Successful implementation of 2024 Cost Savings Program yields additional savings; now expected to deliver $11 - $12 million in sustainable annualized savings
●	Paid $0.295 per share cash dividend on June 28, 2024
●	Maintained 2024 full year outlook

*Compared to 2Q23 financials

July 29, 2024 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2024.

Jim Janik, Chairman, Interim President and CEO, commented, “During the second quarter, we have seen profitability improve despite lower Net Sales impacted by low snowfall, due to the management of throughput, pricing realization, and the successful implementation of the 2024 Cost Savings Program. During the first half of the year, the team made difficult but important decisions regarding our cost structure to ensure we are well positioned to succeed. Moving forward, our Attachments segment remains resilient and focused on building for the future in the face of tough market conditions. Our Solutions segment continues to grow and explore exciting opportunities, with everyone on our world class team striving to maximize our near-term performance.”

Consolidated Second Quarter 2024 Results

$ in millions (except Margins & EPS)	Q2 2024	Q2 2023
Net Sales	$199.9	$207.3
Gross Profit Margin	30.7%	29.6%

Income from Operations	$36.3	$34.6
Net Income	$24.3	$24.0
Diluted EPS	$1.02	$1.01

Douglas Dynamics – Second Quarter 2024

$ in millions (except Margins & EPS)	Q2 2024	Q2 2023
Adjusted EBITDA	$43.7	$43.3
Adjusted EBITDA Margin	21.9%	20.9%
Adjusted Net Income	$26.5	$26.3
Adjusted Diluted EPS	$1.11	$1.11

●

Consolidated results for the second quarter 2024 were approximately in line with the same period last year across all metrics, based on higher volumes and price realization driving increases in the Work Truck Solutions segment, which offset lower volumes in the Work Truck Attachments segment.

●

Net sales were $199.9 million for the second quarter 2024, a decrease of 3.6% compared to the same period last year. The decrease is a result of low snowfall in our core markets leading to lower volumes at Attachments, which was largely offset by strong shipments at Solutions.

●	The 2024 Cost Savings Program is now expected to deliver $11 - 12 million in sustainable annualized savings, $9 million of which is expected to be realized in 2024.
●

Selling, general and administrative expenses, including intangibles amortization, decreased 6.7% to $25.0 million compared to second quarter 2023, primarily due to lower expenses from the successful implementation of the 2024 Cost Savings Program, plus lower intangibles amortization, as well as lower stock- and incentive-based compensation expense.

●	Interest expense increased slightly to $4.1 million from $3.7 million.
●

The effective tax rate was 24.2% and 22.0% for the second quarters of 2024 and 2023, respectively. The effective tax rate was higher than the prior year due to the establishment of reserves for uncertain tax positions of $0.9 million.

●	Net income for the second quarter 2024 was $24.3 million, or $1.02 per diluted share, approximately in line with the same period last year.
●

Adjusted EBITDA increased to $43.7 million for the second quarter 2024, compared to $43.3 million in the three months ended June 30, 2023. Adjusted EBITDA margin increased 100 basis points to 21.9%, which is evidence of the recent improvements in throughput at Solutions and cost structure changes at Attachments.

Work Truck Attachments Segment Second Quarter 2024 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2024	Q2 2023
Net Sales	$118.1	$141.2
Adjusted EBITDA	$35.8	$42.3
Adjusted EBITDA Margin	30.3%	30.0%

●	Net sales were $118.1 million for the quarter, compared to second quarter 2023 Net Sales of $141.2 million.
●

Due to the successful implementation of the 2024 Cost Savings Program and favorable product mix, Adjusted EBITDA margins were 30.3% for the second quarter 2024, in line with the same period last year, despite lower Net Sales.

Douglas Dynamics – Second Quarter 2024

●

Attachments results were impacted by two years in a row of significantly below average snowfall in core markets, particularly on the east coast. The most recent snow season was approximately 40% below the 10-year average, which led to lower volumes for the first half of 2024.

●	Based on second quarter shipments the ratio of pre-season shipments in 2024 will be closer to a 65-35 split between the second and third quarters, rather than the more traditional range of 55-45.

Janik noted, “As expected, the lack of snowfall in recent winters negatively impacted pre-season orders. We are pleased with our operational performance and cost control efforts, which we believe will allow us to successfully manage through these unusual conditions and emerge stronger in the years ahead. In the meantime, we are focused on innovating to expand the breadth of our product lines, and building important relationships that will help expand our position over the long-term.”

Work Truck Solutions Segment Second Quarter 2024 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2024	Q2 2023
Net Sales	$81.8	$66.1
Adjusted EBITDA	$7.9	$1.0
Adjusted EBITDA Margin	9.7%	1.5%

●	Work Truck Solutions produced record second quarter top- and bottom-line results.
●	Net Sales increased 23.8% to $81.8 million compared to the same period last year, based on higher volumes on improved throughput and price increase realization.
●

Adjusted EBITDA increased dramatically to $7.9 million, driving margins to 9.7%, its highest second quarter margin, based on improved volumes and price increase realization, as well as improved operating efficiencies plus positive business mix.

Janik added, “I am pleased to report that our Solutions segment delivered a record second quarter performance this quarter with tremendous top line growth and dramatically improved profitability. I want to congratulate our teams at Henderson and Dejana on the hard work they have put in over recent years, which is now starting to pay off. These results bode well for the future and reinforce our confidence that we can achieve our growth and profitability goals in the years ahead.”

Dividend & Liquidity

●	A quarterly cash dividend of $0.295 per share of the Company's common stock was paid on June 28, 2024, to stockholders of record on June 17, 2024.
●

Net cash used in operating activities decreased 71%, or $47.1 million to ($19.1) million for the six months ended June 30, 2024, compared to the same period in 2023 due to an increase in net income adjusted for reconciling items, and favorable changes in working capital of $40.1 million related to inventory and accounts payable improvements.

●	Free cash flow for the three months ended June 30, 2024, was $1.1 million compared to ($11.9) million in the corresponding period in 2023, an increase of $13.0 million.
●

As previously reported, the Company amended its credit facility during the first quarter 2024 to provide greater financial flexibility by increasing the leverage ratio covenant from 3.5X to 4.0X at March 31, 2024 and June 30, 2024, returning to 3.5X at September 30, 2024. The Company’s leverage ratio at June 30, 2024 was 3.3X.

Douglas Dynamics – Second Quarter 2024

2024 Outlook

“Although preseason orders came in somewhat softer than expected, we are maintaining our 2024 guidance ranges based on strong Solutions performance and successful realization of savings early into our 2024 Cost Savings Program,” explained Sarah Lauber, Executive Vice President and CFO. “We will continue to closely monitor Attachments order activity and dealer inventory in the coming quarter, but we have already aggressively aligned our production plans as we navigate this elongated replacement cycle. The Solutions segment produced strong year-over-year improvements in the first half of the year and expects the second half of 2024 to be similar to the same period in 2023. The Solutions team maintains a strong backlog and solid demand, and remains on track to deliver improved full year results for the third year in a row.”

2024 financial outlook:

●	Net Sales are expected to be between $600 million and $640 million.
●	Adjusted EBITDA is predicted to range from $70 million to $90 million.
●	Adjusted Earnings Per Share is expected to be in the range of $1.20 per share to $1.70 per share.
●	The effective tax rate is expected to be approximately 24% to 25%.

The 2024 financial outlook assumes the following:

●	Relatively stable economic conditions.
●	Stable to slightly improving supply of chassis and components.
●	Core markets will experience average snowfall in the fourth quarter of 2024.

With respect to the Company’s 2024 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, July 30, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

Douglas Dynamics – Second Quarter 2024

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, write downs of property, plant and equipment, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, write downs of property, plant and equipment, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less net cash used in investing activities.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Douglas Dynamics – Second Quarter 2024

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system at Dejana, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Second Quarter 2024

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$4,196	$24,156
Accounts receivable, net	140,198	83,760
Inventories	139,419	140,390
Inventories - truck chassis floor plan	3,739	2,217
Refundable income taxes paid	918	4,817
Prepaid and other current assets	5,342	6,898
Total current assets	293,812	262,238

Property, plant, and equipment, net	62,765	67,340
Goodwill	113,134	113,134
Other intangible assets, net	116,810	121,070
Operating lease - right of use asset	17,197	18,008
Non-qualified benefit plan assets	10,002	9,195
Other long-term assets	3,247	2,433
Total assets	$616,967	$593,418

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$27,757	$31,374
Accrued expenses and other current liabilities	29,783	25,817
Floor plan obligations	3,739	2,217
Operating lease liability - current	5,559	5,347
Short term borrowings	63,000	47,000
Current portion of long-term debt	15,200	6,762
Total current liabilities	145,038	118,517

Retiree benefits and deferred compensation	14,669	13,922
Deferred income taxes	27,660	27,903
Long-term debt, less current portion	173,125	181,491
Operating lease liability - noncurrent	12,825	13,887
Other long-term liabilities	6,993	6,133

Total stockholders' equity	236,657	231,565
Total liabilities and stockholders' equity	$616,967	$593,418

Douglas Dynamics – Second Quarter 2024

Douglas Dynamics, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(unaudited)		(unaudited)

Net sales	$199,902	$207,267	$295,557	$289,812
Cost of sales	138,599	145,904	215,334	217,174
Gross profit	61,303	61,363	80,223	72,638

Selling, general, and administrative expense	23,370	24,172	44,858	46,614
Impairment charges	-	-	1,224	-
Intangibles amortization	1,630	2,630	4,260	5,260

Income from operations	36,303	34,561	29,881	20,764

Interest expense, net	(4,123)	(3,736)	(7,647)	(6,600)
Other expense, net	(53)	(89)	(50)	(54)
Income before taxes	32,127	30,736	22,184	14,110

Income tax expense	7,789	6,772	6,198	3,256

Net income	$24,338	$23,964	$15,986	$10,854

Weighted average number of common shares outstanding:
Basic	23,094,047	22,974,508	23,051,708	22,940,863
Diluted	23,094,047	22,974,508	23,051,708	22,940,863

Earnings per share:
Basic earnings per common share attributable to common shareholders	$1.03	$1.02	$0.68	$0.46
Earnings per common share assuming dilution attributable to common shareholders	$1.02	$1.01	$0.66	$0.45
Cash dividends declared and paid per share	$0.30	$0.30	$0.59	$0.59

Douglas Dynamics – Second Quarter 2024

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Six Month Period Ended
	June 30, 2024	June 30, 2023
	(unaudited)

Operating activities
Net income	$15,986	$10,854
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,752	10,799
Loss (Gain) on disposal of fixed asset	304	(60)
Amortization of deferred financing costs and debt discount	349	292
Stock-based compensation	2,833	4,236
Adjustments on derivatives not designated as hedges	(287)	(344)
Provision for losses on accounts receivable	352	350
Deferred income taxes	(244)	(1,262)
Impairment charges	1,224	-
Non-cash lease expense	2,714	1,055
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(56,790)	(52,939)
Inventories	971	(12,411)
Prepaid assets, refundable income taxes paid and other assets	885	81
Accounts payable	(3,311)	(25,513)
Accrued expenses and other current liabilities	3,968	(1,037)
Benefit obligations, long-term liabilities and other	2,180	(328)
Net cash used in operating activities	(19,114)	(66,227)

Investing activities
Capital expenditures	(2,751)	(5,290)
Net cash used in investing activities	(2,751)	(5,290)

Financing activities
Payments of financing costs	(279)	(334)
Payments on life insurance policy loans	(204)	--
Dividends paid	(13,612)	(13,810)
Net revolver borrowings	16,000	74,000
Repayment of long-term debt	--	(5,625)
Net cash provided by financing activities	1,905	54,231
Change in cash and cash equivalents	(19,960)	(17,286)
Cash and cash equivalents at beginning of period	24,156	20,670
Cash and cash equivalents at end of period	$4,196	$3,384

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$5,488	$5,627

Douglas Dynamics – Second Quarter 2024

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023

Work Truck Attachments
Net Sales	$118,137	$141,221	$141,977	$160,467
Adjusted EBITDA	$35,792	$42,296	$31,324	$32,065
Adjusted EBITDA Margin	30.3%	30.0%	22.1%	20.0%

Work Truck Solutions
Net Sales	$81,765	$66,046	$153,580	$129,345
Adjusted EBITDA	$7,903	$965	$13,905	$3,822
Adjusted EBITDA Margin	9.7%	1.5%	9.1%	3.0%

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2024	2023	2024	2023

Net income	$24,338	$23,964	$15,986	$10,854

Interest expense - net	4,123	3,736	7,647	6,600
Income tax expense	7,789	6,772	6,198	3,256
Depreciation expense	2,777	2,812	5,492	5,539
Intangibles amortization	1,630	2,630	4,260	5,260
EBITDA	40,657	39,914	39,583	31,509

Stock-based compensation	2,478	3,279	2,833	4,236
Impairment charges (1)	-	-	1,224	-
Other charges (2)	560	68	1,589	142
Adjusted EBITDA	$43,695	$43,261	$45,229	$35,887

(1) Reflects impairment charges taken on certain internally developed software in the six months ended June 30, 2024.
(2) Reflects unrelated legal, restructuring, and consulting fees, and a write down of property, plant and equipment for the periods presented.

Douglas Dynamics – Second Quarter 2024

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2024	2023	2024	2023

Net income	$24,338	$23,964	$15,986	$10,854
Adjustments:
Stock based compensation	2,478	3,279	2,833	4,236
Impairment charges (1)	-	-	1,224	-
Adjustments on derivative not classified as hedge (2)	(115)	(172)	(287)	(344)
Other charges (3)	560	68	1,589	142
Tax effect on adjustments	(731)	(794)	(1,340)	(1,009)
Adjusted net income	$26,530	$26,345	$20,005	$13,879

Weighted average basic common shares outstanding	23,094,047	22,974,508	23,051,708	22,940,863
Weighted average common shares outstanding assuming dilution	23,094,047	22,974,508	23,051,708	22,940,863

Adjusted earnings per common share - dilutive	$1.11	$1.11	$0.83	$0.58

GAAP diluted earnings per share	$1.02	$1.01	$0.66	$0.45
Adjustments net of income taxes:

Stock based compensation	0.08	0.11	0.09	0.14
Impairment charges (1)	-	-	0.04	-
Adjustments on derivative not classified as hedge (2)	-	(0.01)	(0.01)	(0.01)
Other charges (3)	0.01	-	0.05	-

Adjusted diluted earnings per share	$1.11	$1.11	$0.83	$0.58

(1) Reflects impairment charges taken on certain internally developed software in the six months ended June 30, 2024.
(2) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(3) Reflects unrelated legal, restructuring, and consulting fees, and a write down of property, plant and equipment for the periods presented.

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2024	2023	2024	2023

Net cash provided by (used in) operating activities	$2,507	$(9,311)	$(19,114)	$(66,227)
Net cash used in investing activities	(1,423)	(2,542)	(2,751)	(5,290)
Free cash flow	$1,084	$(11,853)	$(21,865)	$(71,517)